EXHIBIT 10.2

SEPARATION AGREEMENT AND RELEASE

AGREEMENT entered into as of this 11th day of May, 2015 (the Agreement) by and between Voltari Corporation, a Delaware corporation with its principal place of business at 601 W. 26th Street Suite 415, New York, NY 10001 (the Company), and Richard Sadowsky (you).
RECITALS
WHEREAS, you and the Company executed that certain Offer Letter dated November 14, 2012 (Offer Letter), subsequently amended on December 20, 2013 (Amended Offer), which sets forth the terms and conditions of the your employment with the Company;
WHEREAS, you and the Company have mutually agreed to terminate your employment, effective as of May 11, 2015 (the Separation Date); and
WHEREAS, the Company desires that you agree to release and waive any and all claims against the Company as set forth below pursuant to terms and conditions hereof.

AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained it is hereby agreed as follows:

The terms and conditions set forth in paragraphs  1, 2, and the first sentence of paragraph 5 below will apply regardless of whether you decide to sign this Agreement. However, you will not be eligible to receive the consideration set forth in paragraph  3 below unless you sign and do not revoke this Agreement as set forth in paragraph  13 below.

1.
Your last day of employment is May 11, 2015. You will receive your regular pay according to the Companys regular payroll practices through the Separation Date. You also will receive a payment for all accrued and unused paid time off, less applicable taxes and payroll withholdings, according to the Companys records as of the Separation Date, less any amounts owed by you to the Company. In addition, your rights and obligations under any vested and outstanding equity award agreements shall be determined in accordance with the governing award agreement and applicable equity incentive plan. Except as provided herein, all other unvested equity awards shall be forfeited and cancelled as of the Separation Date.

2.
Because of your separation from employment, your eligibility for and coverage under the Companys employee benefit plans will end on the last day of the month in which the Separation Date falls. If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), coverage is available for eighteen (18) months. You will receive detailed enrollment and payment information regarding COBRA and will responsible for enrolling in and paying for coverage. Your failure to make payment will result in termination of coverage.

3.
In addition to the above, the Company is offering to pay you the sum of $100 and to agree not to seek to enforce the Non-Competition provisions of your Offer Letter. Notwithstanding any other provision hereof, as a condition to the Companys agreement not to seek to enforce the Non-Competition provisions of the Offer Letter, you shall be required to execute, return to the Company, and not revoke within the Revocation Period (as defined in paragraph 13), this Agreement agreeing to its terms, including the general release of claims contained in paragraph 7(a).  The Companys agreement not to seek to enforce the Non-Competition provisions of your Offer Letter and payment of $100 will take place upon the Effective Date of this Agreement (as defined below in paragraph 13).

4.
(a) You agree to keep confidential and not to, directly or indirectly, publish, post on your own, or disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like, all Confidential information relating to Carl Icahn and his family, the Company and its affiliates, related, parent, and subsidiary companies, and each of their officers, directors, employees and clients, learned in the course of your employment with the Company. Confidential Information includes all secret or confidential information, knowledge or data, including, without limitation, trade secrets, sources of supplies and materials, customer lists and their identity, customer information, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any intellectual property relating to the business of the Company or its affiliates, related, parent, or subsidiary companies and their respective businesses, and any personal information related to Carl Icahn and his family.

(b) In addition, except as disclosed by the Company in connection with legally required filings with the U.S. Securities and Exchange Commissions, you agree to keep confidential and not to disclose the existence, circumstances related to, or terms of this Agreement to anyone or to any organization, except that you may disclose the terms and conditions of this Agreement to your spouse or significant other, attorneys and financial and tax advisors, or as may be required pursuant to a valid subpoena, a request by a government agency in connection with any charge filed, investigation, or proceeding, or as otherwise required by law. You further agree not to solicit or initiate any demand by others not party to this Agreement for any disclosure of the terms and conditions of this agreement.

(c) Nothing in this agreement prohibits you from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistleblower provisions of federal law or regulation. You are not required to notify the Company that you will make or have made such reports or disclosures.

(d) Furthermore, you agree not to disparage, or encourage or induce others to disparage, Carl Icahn and his family, the Company and its affiliates, related, parent, and subsidiary companies, and each of their officers, directors, employees, and clients, with any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like.  For purposes of this Agreement, the term disparage includes, without limitation, comments or statements on the internet, to the press and/or media, to any Released Party or to any individual or entity with whom any of the Released Parties have a business relationship which would adversely affect in any manner (i) the conduct of the business of any of the Released Parties (including, without limitation, any business plans or prospects) or (ii) the business reputation of any the Released Parties.

5.
This Agreement is not intended to modify but rather is intended to supplement the Nondisclosure and Intellectual Property Protection Agreement. In addition, you agree to cooperate fully with the Company and its personnel to provide an orderly transfer of your duties and responsibilities. This cooperation includes, but is not limited to, timely compliance with all reasonable requests for information. You also agree that for a period of one year following the Effective Date (as defined in paragraph 13) you will not directly or indirectly, in any capacity, nor will you induce, encourage, or assist any other individual or entity directly or indirectly, in any capacity, to: (A) hire or engage in any capacity any employee of the Company (or any individual who was an employee of the Company within the 12 months preceding the date such hiring or engagement occurs) or solicit or seek to persuade any employee of the Company to discontinue such employment with the Company, (B) solicit or encourage any customer of the Company or independent contractor providing services to the Company to terminate or diminish its relationship with them, or (C) seek to persuade any customer (or any individual who was a customer of the Company within the 12 months prior to the date such solicitation or encouragement commences or occurs, as the case may be) or prospective customer of the Company to conduct with anyone else any business or activity that such customer or prospective customer conducts or could conduct with the Company, or (D) attempt to divert, divert, or otherwise usurp any actual or potential business opportunity or transaction that you learned about during your employment with the Company. For purposes of this paragraph 5, in any capacity includes, but is not limited to, as an employee, independent contractor, volunteer, or owner. In the event of a conflict between this Agreement and any other agreement set forth in this paragraph 5, this Agreement controls.

6.
You acknowledge that as of the Separation Date you have returned to the Company any and all property, tangible or intangible, relating to its business or the business of its parent companies, subsidiaries, affiliates and related entities, which you possessed or had control over at any time, including but not limited to Company-provided cell phones, keys, blackberries, personal computers, credit cards, building access cards, computer equipment, files, documents and software. You agree that all processes, technologies, and inventions, including new contributions, improvements, ideas, discoveries, agreements, contracts, trademarks, or trade names conceived, developed, invented, made, or found by you alone or with other employees during the period of your employment by the Company shall remain property of the Company. You agree to immediately transfer ownership and title to any sporting event tickets or other entertainment tickets that the Company paid for and that may currently be held or reserved in your name, whether jointly or severally with any other party or entity; and to transfer to the Company legal title to any property, automobiles, planes, whether owned or leased or the right to use any planes, or corporate memberships that are held in your name and paid for by the Company. You agree that within three (3) business days of execution of this Agreement, you will provide the Company with a complete accounting of property, benefits or perquisites of whatever kind or nature provided to you at the Companys expense.

7.
(a) By signing this Agreement, except as to the claims and rights referred to in paragraphs 7(b), 7(c), and 7(d) below, in exchange for the consideration set forth in paragraph 3, and other terms of this letter, you voluntarily and knowingly release and forever discharge the Company, its subsidiaries, parent, affiliates, and related entities, and each of their employee benefit plans, and each of their shareholders, partners, directors, members, officers, employees, trustees, administrators and fiduciaries, and each of their successors and assigns, (each a Released Party and collectively, the Released Parties) from any and all claims, demands, causes of action, obligations, damages and liabilities of whatever kind, in law or equity, by statute or otherwise (all collectively referred to as Claims), that can be waived, whether known or unknown, asserted or unasserted, arising out of or relating directly or indirectly in any way to your employment or termination of employment or the terms and conditions of your employment with the Company or any parent, subsidiary, affiliated, or related entity, including but not limited to (i) Claims of discrimination, harassment, retaliation, or failure to accommodate under any federal, state, or local law, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, the Equal Pay Act, the Older Workers Benefits Protection Act, and the Genetic Information Non-Discrimination Act (as any such law was enacted or amended); (ii) Claims under the Immigration Reform and Control Act; (iii) Claims under the Uniformed Services Employment and Reemployment Rights Act; (iv) Claims under the Employee Retirement Income Security Act of 1974 (excluding claims for vested benefits as set forth in paragraph 7(b) below); (v) Claims regarding leaves of absence, including, but not limited to, Claims under the Family and Medical Leave Act; (vi) Claims under the National Labor Relations Act; (vii) Claims under the Sarbanes-Oxley Act or the Dodd-Frank Act; (viii) Claims under the New York State Human Rights Law and the New York City Human Rights Law; and similar local, state and federal laws; (ix) Claims for breach of contract (express or implied), retaliation, wrongful discharge, detrimental reliance, invasion of privacy, defamation, emotional distress or compensatory and/or punitive damages; (x) Claims for attorneys fees, costs, disbursements and/or the like; and (xi) Claims under any severance plan, policy, or program of the Company, including any claims for severance pay, termination pay, or similar type of payment. By signing below, you also acknowledge that you cannot benefit monetarily or obtain other personal relief from any Claims released in this paragraph 7(a) and that you have waived any right to equitable relief that may have been available to you (including, without limitation, reinstatement) with respect to any Claim waived in this paragraph 7(a). Your signature below acknowledges the fact that you are receiving consideration that you would otherwise not be entitled to, that it is sufficient consideration for the waiver of Claims herein, and that after the Separation Date you will not be entitled to receive any other payments or benefits from the Company apart from the payments and benefits described in this Agreement.

(b) By signing this Agreement, you are not releasing claims that arise after you sign this Agreement; claims to enforce this Agreement; claims relating to the enforceability, meaning, or effect of this Agreement; claims or rights you may have to workers compensation or unemployment benefits; claims for accrued, vested benefits under any employee pension benefit plan of the Company in accordance with the terms of such plans and applicable law; and/or claims or rights which cannot be waived by private agreement.

(c) Additionally, by signing this Agreement, to the extent permitted by law, you also specifically agree not to commence any legal action against any of the Released Parties arising out of or in connection with the Claims. To the extent permitted by law, you expressly agree that if you commence such an action in violation of this Agreement, you shall indemnify the Released Parties for the full and complete costs of defending such an action and enforcing this Agreement, including reasonable attorneys fees (whether incurred in a third party action or in an action to enforce this Agreement), court costs, and other related expenses. This Agreement does not act as a waiver or release of any complaints or charges that you cannot by law waive or release, and does not prohibit you from: (i) filing a charge or complaint with the EEOC or any other state or federal agency, or (ii) participating in any investigation or proceeding conducted by the EEOC or any other state or federal agency.

(d) Notwithstanding the above, nothing in this release is intended to release or waive (i) your right to seek enforcement of this Agreement or any other rights of indemnification, contribution, subrogation, advancement and/or reimbursement of expenses or similar rights to the extent they are provided for in the Companys Amended and Restated Certificate of Incorporation or bylaws, (ii) your rights as they exist pursuant to any director and officer insurance policies or any other insurance policies whether in effect before the date of this Agreement, on the date of this Agreement or after the date of the Agreement, or (iii) your rights under any separate vested equity award agreement.

(e) You recognize that you may have some claim, demand or cause of action against the Released Parties of which you are totally unaware and unsuspecting and that you are giving up by execution of this release. You acknowledge that it is your intention in executing this release that this release will deprive you of each such claim, demand and cause of action and prevent you from asserting it against the Released Parties.

(f) You represent and warrant that no portion of any claim, demand, cause of action, or other matter released herein, nor any portion of any recovery or settlement to which you might be entitled from the Released Parties, has been assigned or transferred to any other person or entity, either directly or by way of subrogation or operation of law. You hereby agree to indemnify, defend and hold the Released Parties harmless from any and all losses, costs, claims, and expenses (including, but not limited to, all expenses of investigation and defense of any such claim or action, including reasonable attorneys and accountants fees, costs, and expenses) arising out of any claim made or action instituted against the Released Parties by any person or entity that is the beneficiary of such assignment or transfer and to pay and satisfy any judgment resulting from any settlement in favor of the beneficiary of any such claim or action.

8.
You agree that you have been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, severance or termination pay, commissions, notice period, and/or benefits to which you may have been entitled and that no other remuneration or benefits are due to you, except as set forth in this Agreement. You affirm that you have had no known workplace injuries or occupational diseases. You also represent that you have disclosed to the Company any information you have concerning any fraudulent or unlawful conduct involving the Released Parties.

9.
Except as otherwise provided in paragraph 5, this Agreement contains the entire understanding between you and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings, whether written or oral, between or among you, the Company or any of its parent companies, subsidiaries, affiliates and related entities.

10.
The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of the Released Parties has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever against you or otherwise.

11.
This Agreement (a) is governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such state, and as such will be construed under and in accordance with the laws of the State of New York without regard to conflicts of law, and (b) may not be modified unless evidenced by a writing signed by yourself and an authorized representative of the Company.

12.
Any unresolved dispute arising out of this Agreement and the general release contained in paragraph 7 shall be litigated in any court of competent jurisdiction in the Borough of Manhattan in New York City; provided that the Company may elect to pursue, without having to post any bond in connection therewith, a court action to seek injunctive relief in any court of competent jurisdiction to enforce any of its rights hereunder, including, without limitation, to terminate the violation of any of its proprietary rights, including but not limited to trade secrets, copyrights or trademarks as well as the restrictions in paragraph 5.

13.
You may accept this Agreement by signing it and inserting the date of signature in the space provided on or before the twenty-first (21st) day after your receipt of this Agreement (but no earlier than your Separation Date), and delivering this signed Agreement to John Breeman, Chief Financial Officer, 601 W. 26th Street, Suite 415, New York, NY 10001, . After signing this Agreement and delivering it as set forth above, you will have seven days to revoke your decision (the "Revocation Period"). You may exercise your right to revoke your decision by sending written notice of revocation to the Company to John Breeman, Chief Financial Officer, 601 W. 26th Street, Suite 415, New York, NY 10001, . Such notice must be postmarked (if by letter) or received (if by email) by the close of business on the seventh day after you sign this Agreement. Provided you do not timely revoke your decision to sign this Agreement, this Agreement will become effective on the eighth day after you sign it (the Effective Date). In the event you do not accept this Agreement or you revoke this Agreement as set forth above, this Agreement, including, without limitation, the obligation of the Company to provide the consideration set forth in paragraph 3, shall be deemed automatically null and void. You are advised to speak with an attorney before signing this Agreement.

14.
If any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full force and effect. To the extent permitted by law, you understand and agree that any breach of your obligations under this Agreement will immediately render the Companys obligations and agreements null and void. In addition, you shall be liable to the Company for all damages arising from such breach, including but limited to the attorneys fees and costs incurred by the Company in connection with such breach. Any breach or threatened breach by you of the provisions of this Agreement will result in irreparable and continuing damage to the Company for which there is no adequate remedy at law. In such event, you agree and acknowledge that the Company will be entitled to injunctive relief and/or specific performance, and such other relief that may be proper (including monetary damages, if proper) without the posting of any bond and that you will not oppose the granting of such relief.

15.
Nothing in this Agreement is intended to or shall be construed to preclude you from providing truthful information about your employment or this Agreement to any government agency or in any sworn testimony.

16.
By signing this Agreement, you agree that you: (i) have carefully read this Agreement in its entirety; (ii) are signing it voluntarily of your own free will; (iii) have had at least 21 days within which to consider its terms; (iv) are hereby advised by the Company to consult with an attorney of your choosing in connection with your decision whether to accept this Agreement; (v) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with an attorney of your choice, or have had a reasonable opportunity to do so; and (vi) you agree to abide by all of the terms and conditions contained herein.

IN WITNESS WHEREOF, the Company and Richard Sadowsky have executed and delivered this Agreement as of the date first written above.

VOLTARI CORPORATION By: _/s/ John Breeman_____________________ Name: John Breeman Title: Chief Financial Officer

EMPLOYEE /s/ Richard Sadowsky____________________ Richard Sadowsky